Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

SUCAMPO PHARMACEUTICALS, INC.,

a Delaware corporation;

MALLINCKRODT PLC,

an Irish public limited company; and

SUN ACQUISITION CO.,

a Delaware corporation

Dated as of December 23, 2017

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(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of December 23, 2017, by and among: Mallinckrodt plc, an Irish public limited company (“Parent”); Sun Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and Sucampo Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Class A Common Stock (the “Shares”) for $18.00 per share, to be paid to the seller in cash, without interest (such amount, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), and subject to any applicable withholding Taxes, upon the terms and subject to the conditions of this Agreement.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share (other than any Cancelled Shares, Converted Shares or Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and subject to any applicable withholding Taxes and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

D. The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

E. Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated following the Offer Acceptance Time as set forth herein.

F. As a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into a tender and support agreement with Parent and Purchaser (the “Support Agreement”) pursuant to which, among other things, each such stockholder has agreed to tender Shares (totaling, in the aggregate, approximately 32% of the outstanding Shares) to Purchaser in the Offer.

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AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than fifteen business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to
Sections 1.1(e) and 1.2(b)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser and Parent expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at 8:00 a.m., Eastern Time, on the first business day immediately following the 20th business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”); provided, however, that the Initial Expiration Date shall be no earlier

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than January 31, 2018. Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer; and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; (iii) if, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied; and (iv) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (f) of Annex I) have been satisfied or waived, at the written request of the Company, Purchaser shall extend the Offer on up to two occasions for an additional period of up to ten business days per such extension, to permit the Minimum Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Purchaser agree that they shall cause the Offer Documents filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent

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required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent, Purchaser and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments.

(f) Payment; Funds. On the terms specified herein and subject to the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, irrevocably accept for payment at the Offer Acceptance Time and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Offer Acceptance Time. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; it being understood that, for the avoidance of doubt, nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing of the Schedule TO that forms a part of the Offer Documents, the Company shall (i) file with the SEC and disseminate to holders of Shares a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that (A) unless the Company Board has made a Company Adverse Change in Recommendation in accordance with Section 6.1(b), shall reflect the Company Board Recommendation and (B) includes the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the

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DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) Stockholder Lists. The Company shall promptly furnish Parent with, or shall cause to be promptly furnished to Parent, a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other information necessary to consummate the Transactions, Parent and Purchaser and their agents shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or, at Parent’s option, destroy) all copies and any extracts or summaries from such information then in their possession or control.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the Surviving Corporation.

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2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 11951 Freedom Dr., Suite 1500, Reston, VA 20190, at 8:00 a.m., Eastern Time, as promptly as practicable following (but in any event on the same date as) the Offer Acceptance Time, except if the condition set forth in Section 7.1 shall not be satisfied or waived by such date, in which case on no later than the first business day on which the condition set forth in Section 7.1 is satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, Section 251(h) of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties hereto and specified in the certificate of merger (such time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time:

(i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read in its entirety as set forth on Exhibit B; and

(ii) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read in its entirety as set forth on Exhibit C.

(b) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers of Purchaser as of the Effective Time. Each director of the Company immediately prior to the Effective Time shall execute and deliver a letter effectuating his or her resignation as a member of the Company Board to be effective as of the Effective Time.

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2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Share held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Share held immediately prior to the Effective Time by Parent or Purchaser shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (such Shares, if any, together with any Shares to be cancelled pursuant to Section 2.5(a)(i), the “Cancelled Shares”);

(iii) any Share held immediately prior to the Effective Time by any wholly owned Subsidiary of the Company or of Parent (other than Purchaser), if any (the “Converted Shares”), shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time;

(iv) except as provided in Section 2.5(a)(i), 2.5(a)(ii) or 2.5(a)(iii) (and subject to Section 2.5(b)), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any applicable withholding Taxes; and

(v) each share of the common stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; it being understood that, for the avoidance of doubt, nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Offer Price to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.5. The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. Prior to or promptly following (but in no event later than one business day after) the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the cash

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consideration payable pursuant to Section 2.5 (together, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that such investments shall be (i) in obligations of or guaranteed by the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or (iv) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, or any combination of the foregoing, and in any such case, no such instrument shall have a maturity exceeding three months.

(b) Promptly after the Effective Time (but in no event later than five business days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares entitled to receive the Merger Consideration pursuant to Section 2.5 (i) a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent), or a customary agent’s message in respect of Book-Entry Shares, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable, and none of Parent, Purchaser and the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 2.6(b). Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

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(c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to any Governmental Body pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) Each of Parent, Purchaser, the Surviving Corporation, their respective Affiliates, the Depository Agent and the Paying Agent (and any other applicable withholding agent) shall be entitled to deduct and withhold from any cash amounts otherwise payable pursuant to this Agreement (whether pursuant to the Offer, the Merger, Section 2.8 or otherwise) such amounts as it is required to deduct or withhold with respect to the making of such payment under applicable Tax Legal Requirements. To the extent that such amounts are so deducted or withheld and duly paid over to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by such Certificate, or by a representative of that holder, claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent, Purchaser, the Surviving Corporation or any of their respective Affiliates with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

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2.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, collectively, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of any such Shares; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such shares Shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Notwithstanding anything herein to the contrary, Parent and Purchaser shall have the right to direct and participate in all negotiations and Legal Proceedings with respect to any such demands, and the Company shall not, without the prior written consent of Parent, settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands or agree or commit to do any of the foregoing.

2.8 Treatment of Company Options and RSUs.

(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Company Option that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 2.8(c) (the “Option Consideration”). Any Company Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be cancelled without consideration.

(b) Each restricted stock unit award and performance stock award granted pursuant to any of the Company Equity Plans (together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of Shares underlying such RSU immediately prior to the Effective Time (in the case of performance stock awards, determined based on “target” levels) multiplied by (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.8(c) (the “RSU Consideration”).

(c) As soon as reasonably practicable after the Effective Time (but no later than ten days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay the aggregate Option Consideration and RSU Consideration payable with respect to Company Options and RSUs (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 2.6(e)).

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2.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 (other than, in the case of clause (c) of this paragraph, the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.20, 3.21, 3.22, 3.24 or 3.25 or in the first sentence of Section 3.5) is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3, (b) any exception or disclosure set forth in any other part or subpart of Part 3 of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty and (c) disclosure in the Company SEC Documents publicly filed on or after January 1, 2016 and prior to the date of this Agreement (provided that in no event shall any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other cautionary or forward-looking statements in such Company SEC Documents be deemed to be an exception to or disclosure for the purposes of the Company’s representations and warranties contained in this Section 3)):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have a Material Adverse Effect.

(b) Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. All the issued and outstanding shares of capital stock or other equity or ownership interests (including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

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(c) Each Subsidiary of the Company is an Entity duly organized or formed, validly existing and in good standing, to the extent applicable, under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect. No Subsidiary of the Company owns any Shares or other equity or ownership interests (including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) of the Company.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto, as in effect on the date hereof.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 345,000,000 shares of Company Common Stock, of which 270,000,000 shares have been designated Company Class A Common Stock, of which 47,168,505 shares are issued and outstanding as of the close of business on the Measurement Date, and of which 75,000,000 shares have been designated Company Class B Common Stock, none of which are issued or outstanding; and (ii) 5,000,000 shares of Company Preferred Stock, none of which are issued or outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, nor is there any Company Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Shares constitute the only outstanding class of securities of any of the Acquired Companies registered under the Securities Act. There are no Company Contracts or, to the knowledge of the Company, voting trusts with respect to the voting of any Shares. All outstanding Shares have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(c) As of the close of business on the Measurement Date: (i) 5,242,287 Shares are subject to issuance pursuant to Company Options; (ii) 501,371 Shares are subject to outstanding RSUs (assuming applicable performance goals are satisfied at “target” levels); (iii) 8,500 Shares are estimated to be subject to outstanding purchase rights under the ESPP

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(assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Offer Price); and (iv) 18,079,110 Shares are subject to or otherwise deliverable in connection with outstanding Company Notes. As of the close of business on the Measurement Date, the weighted average exercise price of the Company Options outstanding as of such date was $11.14 per Share. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options and RSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, and forms of stock unit agreements evidencing such RSUs. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Notes. Other than as set forth in this Section 3.3(c) and Section 3.3(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company. Part 3.3(c) of the Company Disclosure Schedule contains a true, correct and complete list, as of the close of business on the second business day immediately preceding the date of this Agreement, of (A) the name of each holder of Company Options or RSUs, (B) the Company Equity Plan under which such Company Option or RSU was granted, (C) the number of Shares subject to each such outstanding Company Option and RSU, (D) the vesting schedule of each such Company Option and RSU, (E) the grant date of each such Company Option and RSU, (F) the exercise price and expiration date of each such Company Option, and (G) whether each such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, to the extent applicable.

(d) Except as set forth in Section 3.3(a) and 3.3(c), as of the close of business on the day immediately preceding the date of this Agreement there are no: (i) outstanding shares of capital stock or other equity interest in any Acquired Company; (ii) outstanding subscriptions, options, calls, warrants, rights or obligations (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights or obligations that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Company; (iii) outstanding securities, instruments, bonds, debentures, notes or other Contracts or obligations that are or may become convertible into or exchangeable for any shares of the capital stock, other equity interest or other securities of any Acquired Company (other than Three Hundred Million Dollars ($300,000,000) in aggregate outstanding principal amount of the Company Notes); or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws. Except for the capital stock of the Company’s Subsidiaries, no Acquired Company owns, directly or indirectly, any capital stock or other equity or ownership interest in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity or ownership interests of any Entity.

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(f) From and after the date of the Company Indenture, no event or circumstance has occurred that has resulted in an adjustment (other than an adjustment as a result of this Agreement or the Transactions) to the Conversion Rate (as defined in the Company Indenture as in effect on the date hereof) from 60.2637 shares of Common Stock (as defined in the Company Indenture as in effect on the date hereof) per $1,000 principal amount of Company Notes.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2016, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (at least two business days prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document filed or furnished by the Company with the SEC since January 1, 2016.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the consolidated Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since January 1, 2016, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that:

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(i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and, except as set forth in the Company SEC Documents filed at least two business days prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2016. To the knowledge of the Company, except as set forth in the Company SEC Documents filed at least two business days prior to the date of this Agreement, since January 1, 2016, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Acquired Companies; or (3) any claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of applicable Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

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(f) Since January 1, 2016, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(g) Neither the Company nor any Acquired Company is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Company in the Company’s published financial statements or other Company SEC Documents.

(h) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(i) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(j) The information with respect to the Company that the Company furnishes to Parent or Purchaser specifically for use in the Offer Documents, at the time of the filing of the Offer Documents and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(k) Notwithstanding Section 3.4(i), the Company makes no representation with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

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3.5 Absence of Changes. Since December 31, 2016 through the date of this Agreement, there has not been any event, occurrence, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect. Except as expressly contemplated by this Agreement, since the date of the Balance Sheet through the date of this Agreement, (a) the Acquired Companies have operated in all material respects in the ordinary course of business consistent with past practice (except for discussions, negotiations and transactions contemplated by this Agreement) and (b) no Acquired Company has taken or failed to take any action that if taken or failed to have been taken after the date of this Agreement would have required Parent’s consent pursuant to Section 5.2.

3.6 Title to Assets. The Acquired Companies have good and valid title to all assets owned by them as of the date of this Agreement, including all assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet in the last Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC but excluding intellectual property which is covered by Section 3.8, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure has not had and would not reasonably be expected to have a Material Adverse Effect.

3.7 Real Property.

(a) No Acquired Company owns any real property, other than the buildings set forth on Part 3.7(a) of the Company Disclosure Schedule (the “Owned Real Property”). Except as has not had and would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Acquired Company, as applicable, has good and marketable title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein, and no other Person has any right to use any portion of the Owned Real Property; and (iii) there are no pending, or to the knowledge of the Company, threatened, condemnation proceedings with respect to any of the Owned Real Property.

(b) Part 3.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (and the Company has made available to Parent prior to the date hereof a copy of) each Company Lease in effect as of the date hereof. The Acquired Companies hold a valid and existing leasehold interest in the material real property subject to any Company Lease (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. As of the date of this Agreement, none of the Acquired Companies have received any written notice regarding any violation, breach or default under any Company Lease that has not since been cured, except for violations or breaches that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Intellectual Property.

(a) Part 3.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Registered IP of any of the Acquired Companies and identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application and patent or registration number and (iv) any other co-owners for each item of Registered IP owned in whole or in part by or exclusively licensed to any Acquired Company. To the knowledge of

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the Company, the Acquired Companies own or have a valid license to use all Registered IP necessary for the conduct of their businesses in the manner as currently conducted, or as proposed to be conducted as disclosed in the Company SEC Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, each of the patents and patent applications included in the Registered IP properly identifies by name each and every inventor of the claims thereof as determined in accordance with applicable Legal Requirements of the United States. All Registered IP of the Acquired Companies is subsisting and, to the knowledge of the Company, all issued patents included in Registered IP are valid and enforceable. The Acquired Companies, except as set forth under the “owner” column of Part 3.8(a) of the Company Disclosure Schedule, own and possess, free and clear of all Encumbrances (excluding any Permitted Encumbrances), all right, title and interest in and to the Registered IP and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all other Intellectual Property Rights owned or purported to be owned by the Acquired Companies as of the date of this Agreement. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Part 3.8(a) of the Company Disclosure Schedule is being or has been contested or challenged.

(b) The Acquired Companies own and possess all right, title and interest in and to all material Company IP that the Company owns or purports to own, free and clear of all Encumbrances other than Permitted Encumbrances, and have the right, pursuant to enforceable agreements to use all other material Intellectual Property Rights (including licensed Intellectual Property Rights) used by the Acquired Companies in their respective businesses as currently conducted. No Company Associate or other Person (other than as disclosed on Part 3.8(a) of the Company Disclosure Schedule) owns or has any claim, right (whether or not currently exercisable) or interest to or in any material Company IP and each Company Associate who is or was involved in the invention or creation or development of any Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of Intellectual Property Rights to an Acquired Company and confidentiality provisions protecting the Company IP.

(c) To the knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, any Company IP or Intellectual Property Rights subject to an In-bound License, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or license rights to such Company IP or in-licensed Intellectual Property Rights, or the right to receive royalties.

(d) Part 3.8(d) of the Company Disclosure Schedule sets forth each Contract pursuant to which (i) any material Intellectual Property Right has been licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Acquired Company has otherwise received or acquired any right in any material Intellectual Property Right, including a right to receive a license or be free from suit (other than agreements between any Acquired Company and its employees in the Company’s standard form thereof, material

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transfer agreements, and non-exclusive “off the shelf” licenses to third party computer software, in each case, pursuant to standard form agreements or that are not otherwise material) (each an “In-bound License”) or (ii) any Person has been granted any license under, or otherwise has received or acquired any right or interest in or to (including a right to receive a license of) any material Company IP by any Acquired Company (other than any Contract with independent contractors performing work for any Acquired Company in the ordinary course of business and which does not grant any continuing rights to such contractor to any Company IP, any clinical trial agreements and material transfer agreements entered into in the ordinary course of business consistent with past practice pursuant to standard form agreements) (each an “Out-bound License”).

(e) (i) The operation of the business of the Acquired Companies as currently conducted and, to the Knowledge of the Company, as proposed to be conducted as disclosed in the Company SEC Documents does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person; and (ii) to the knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company IP. As of the date of this Agreement, no Legal Proceeding is pending and served (or, to the knowledge of the Company, is being threatened in writing, or is pending and has not been served) against an Acquired Company or by an Acquired Company relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of the Company’s Registered IP or the Company’s Intellectual Property Rights. Since January 1, 2015, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Company.

(f) The Acquired Companies have taken reasonable security and other measures to protect the Company IP, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.

(g) None of the Acquired Companies is now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would require or obligate the Acquired Company to grant or offer to any other Person any license or right to any Company IP.

(h) None of the Company IP is subject to any pending or outstanding injunction, directive, order, decree, charge, consent, judgment, covenant not to sue, settlement, ruling or other disposition of dispute, in each case, that adversely materially restricts the use, transfer, registration or licensing of any such Company IP by the Acquired Companies or otherwise adversely and materially affects the validity, scope, use, registrability or enforceability of any Company IP.

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3.9 Contracts.

(a) Part 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (other than any Company Contract underlying any Company Stock Awards that is in the Company’s standard form) constituting a Company Employee Agreement pursuant to which the Company is or may become obligated to (A) make any severance, termination, or similar payment to any Company Associate or any spouse or heir of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that do not exceed $300,000 per beneficiary, (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary, bonuses or commissions paid in the ordinary course of business consistent with past practice) in excess of $300,000 to any Company Associate or (C) grant or accelerate the vesting of, or otherwise modify, any Company Stock Award;

(ii) any Company Contract that is a settlement, conciliation or similar agreement with any Governmental Body and pursuant to which (A) an Acquired Company will be required after the date of this Agreement to make any payments or (B) that contains material obligations or limitations on such Acquired Company’s conduct;

(iii) any Company Contract (A) granting any covenant not to sue or otherwise limiting the freedom or right of an Acquired Company, in any material respect, to engage in any line of business, to make use of any material Company IP (or enforce any of its rights thereunder) or to compete with any other Person in any location or line of business or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Company or exclusivity obligations or restrictions or otherwise limiting the freedom or right of an Acquired Company to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iv) any Company Contract (A) under which aggregate payments in excess of $1,000,000 were made or required to be made by the Acquired Companies during the fiscal year ending December 31, 2016 or (B) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Company in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2017 or in any fiscal year thereafter and cannot be cancelled by the Acquired Companies without penalty or further payment without more than 30 days’ notice;

(v) any Company Contract that contains terms relating to (A) the pricing or reimbursement terms for any Key Product, (B) the marketing or distribution of any Key Product (for the avoidance of doubt, excluding any Contract solely in respect of courier services), or (C) the purchase from any Acquired Company of any Key Product;

(vi) any Company Contract (or series of related Company Contracts) relating to any Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any Acquired Company or subjecting to any Encumbrance (other than Permitted Encumbrances) any right or other asset or property of any Acquired Company;

(vii) any Company Contract constituting a joint venture, partnership, collaboration, limited liability corporation or other similar profit sharing arrangement;

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(viii) any Company Contract that requires or permits an Acquired Company, or any successor, to, or acquirer of an Acquired Company, to make any payment to another person as a result of the direct or indirect change of control of such Acquired Company as a result of the Transactions (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(ix) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Acquired Company, the pledging of the capital stock or other equity interests of the Company or any Acquired Company or prohibits the issuance of any guaranty by the Company or any Acquired Company;

(x) any In-bound License and any Out-bound License;

(xi) any Company Contract pursuant to which the Company has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in a payment in excess of $500,000, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that cannot be terminated by the Company without more than sixty (60) days’ notice and without payment or penalty;

(xii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members of any of the foregoing (other than offer letters that can be terminated at will without severance obligations and Company Contracts evidencing Company Stock Awards);

(xiv) any Company Contract for the lease or sublease of any material real property;

(xv) any Company Contract that is a settlement, conciliation, or other similar agreement relating to any Legal Proceeding or threatened Legal Proceeding in respect of any Key Product;

(xvi) any Company Contract that is a manufacturing or supply agreement for any Key Product, including any sole source supply agreements;

(xvii) any Company Contract that primarily relates to the research, development, distribution, marketing, supply, collaboration, co-promotion or manufacturing of the Company’s product candidates CPP-1X or VTS-270, which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on the Company’s product candidate CPP-1X or VTS-270, as applicable;

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(xviii) any Company Contract since January 1, 2016 that relates to the acquisition or disposition of any material business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) but excluding any material transfer agreements, clinical trial agreements and non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xix) any Company Contract with any Governmental Body under which payments in excess of $250,000 were received by the Acquired Companies in the most recently completed fiscal year or under which payments in excess of such amount are reasonably expected to be made in the current or any future fiscal year;

(xx) any Company Contract that provides for indemnification or guarantee of the obligations of any other Person that would be material to the Acquired Companies, taken as a whole, other than any such Company Contracts entered into in the ordinary course of business consistent with past practice; and

(xxi) any hedging, swap, derivative or similar Company Contract other than any Company Stock Award.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract and neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the applicable Acquired Company and, to the knowledge of the Company, any other party thereto, a valid agreement, binding and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Company in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2016 through the date of this Agreement, no Acquired Company has received any written notice regarding any material violation, breach or default under any Material Contract that has not since been cured. No Acquired Company has waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

3.10 Liabilities. As of the date of this Agreement, the Acquired Companies do not have any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, whether or not of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the most recent balance sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) obligations of an Acquired Company to perform after the date hereof under

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Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business consistent with past practice; (iv) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, there are no loans or letters of credit outstanding under the Company Credit Agreement.

3.11 Compliance with Legal Requirements. Each Acquired Company is, and since January 1, 2015 each Acquired Company has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2015 through the date of this Agreement, the Company has not been given written notice of, or been charged with, any unresolved violation of, any Legal Requirement, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12 Regulatory Matters.

(a) The Acquired Companies have filed, maintained or furnished with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA or otherwise having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, storage, marketing, promotion, sale, commercialization, shipment, import, export or distribution of pharmaceutical products (such Governmental Bodies, collectively, the “Specified Governmental Bodies”)) all required material filings, declarations, listings, registrations, reports, submissions and other documents, including but not limited to adverse event reports. Since January 1, 2016, all such filings, declarations, listings, registrations, reports, submissions and other documents were in material compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports, submissions or other documents.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, all preclinical and clinical investigations sponsored or conducted by the Acquired Companies or, to the Company’s knowledge, for investigations conducted on behalf of any of the Acquired Companies have been and are being conducted in material compliance with all applicable Legal Requirements and guidances, including Good Clinical Practices requirements, applicable research protocols, corrective action plans, and guidances relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. Since January 1, 2016, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no clinical trial sponsored or conducted by or on behalf of any Acquired Company has been terminated, delayed or suspended prior to completion for safety or other non-business reasons, and no Specified Governmental Body, clinical investigator or contract research organization that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted or sponsored by or on behalf of any Acquired Company has commenced, or

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threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of any Acquired Company, or alleged any violation of any Legal Requirement in connection with any such clinical trial. As of the date of this Agreement, the Acquired Companies have not received any written notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing preclinical or clinical investigations requiring the termination, suspension or material modification of such investigations.

(c) To, the Company’s knowledge, no Acquired Company has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, no Acquired Company is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. None of the Acquired Companies nor, to the Company’s knowledge, any officers, employees, agents or clinical investigators of the Acquired Companies has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, each Acquired Company is in compliance and since January 1, 2015, has been in compliance with all healthcare laws to the extent applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Clinical Laboratory Improvement Amendments of 1988; (iii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iv) Legal Requirements which are cause for exclusion from any federal health care program; and (v) Legal Requirements relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by an Acquired Company. No Acquired Company is subject to any enforcement, regulatory or administrative proceedings against or affecting the Acquired Company relating to or arising under the FDCA, the Anti-Kickback Statute, or other applicable Legal Requirements, and no such enforcement, regulatory or administrative proceeding has been threatened.

3.13 Certain Business Practices. Neither the Company, nor any other Acquired Company nor any of their respective directors, officers, or, to the knowledge of the Company, other employees, representatives or agents (in each case, acting in the capacity of a director, officer, employee, representative or agent of or on behalf of, any Acquired Company within the meaning of the FCPA) has (i) used any funds (whether of an Acquired Company or otherwise)

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for contributions, gifts, entertainment or other expenses relating to political activity in violation of applicable Legal Requirements, (ii) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of applicable Legal Requirements or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since January 1, 2015 through the date of this Agreement, no Acquired Company has received any written communication from a Governmental Body that alleges any of the foregoing.

3.14 Governmental Authorizations. The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to conduct its business in the manner in which its businesses is currently being conducted, except where failure to hold such Governmental Authorizations would not have a Material Adverse Effect. The Governmental Authorizations held by the Acquired Companies are, in all material respects, valid and in full force and effect. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

3.15 Tax Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a) Each Tax Return required to be filed by the Acquired Companies with any Governmental Body has been timely filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are true, accurate and complete.

(b) Each of the Acquired Companies has duly and timely paid all Taxes due and payable by it. The Acquired Companies have made adequate provision, in accordance with GAAP, for all unpaid Taxes not yet due and payable by them.

(c) Each of the Acquired Companies has (A) duly withheld and collected, and where required, timely remitted to the appropriate Governmental Body, all amounts required to be withheld or collected in respect of any payment made to or received from any employee, creditor, stockholder, customer or other third party, and (B) otherwise complied with all applicable Legal Requirements relating to the payment, collection, withholding and remittance of Taxes.

(d) There are no Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Company, other Encumbrances for Taxes not yet due and payable or Taxes that are being contested in good faith in appropriate proceedings and for which the Acquired Company has set aside or established adequate reserves or accruals in accordance with GAAP.

(e) No claim, audit, examination or other Legal Proceeding is ongoing, pending or has been threatened in writing against or with respect to any Acquired Company in respect of any Tax or Tax Return, in each case that has not been resolved or settled in full.

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(f) No written claim has been received by an Acquired Company from any Governmental Body in any jurisdiction in which such Acquired Company does not file Tax Returns or pay Taxes of a particular type that such Acquired Company is or may be required to file a Tax Return or subject to Tax of such type in such jurisdiction.

(g) No Acquired Company has waived any statute of limitations with respect to any Tax Return or any Taxes, or been granted any extension of time with respect to the assessment, deficiency, or collection of any Tax, in each case, that is currently effective.

(h) No deficiency for any Tax has been asserted or assessed by a taxing authority in writing against any Acquired Company which deficiency has not been paid, settled or withdrawn, except for deficiencies that are being contested in good faith and in accordance with applicable Legal Requirements and for which adequate reserves have been recorded in accordance with GAAP on the financial statements of the Company included in the Company SEC Documents.

(i) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any analogous or similar provision of any state, local or foreign law) made prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of any state, local or foreign law) entered into prior to the Closing, (iii) installment sale, intercompany transaction, or open transaction made or entered into prior to the Closing, or any “excess loss account” existing as of immediately prior to the Closing, (iv) prepaid amount received prior to the Closing, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any analogous or similar provision of any state, local or foreign Tax law) or (vi) election under Section 108(i) of the Code (or any analogous or similar provision of any state, local or foreign law) made prior to the Closing.

(j) None of the Acquired Companies is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Acquired Companies or (ii) customary provisions contained in commercial agreements or arrangements with third parties entered into in the ordinary course of business, the principal purpose of which is not Tax). No Acquired Company (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return, or any other affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign law), as a transferee or successor, or otherwise by operation of Legal Requirements.

(k) Within the past two years, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code.

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(l) No Acquired Company “participated” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign law).

3.16 Employee Matters; Benefit Plans.

(a) The employment of each of the Company’s United States employees is terminable by the Company at will.

(b) The Company is not party to, has no duty to bargain for, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or any of its Subsidiaries. Since January 1, 2015, there has not been any strike, slowdown, work stoppage, lockout, picketing or labor dispute, affecting the Company, any of its Subsidiaries or any of their respective employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, picketing or labor dispute. There is no material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to employment, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints. Since January 1, 2015, the Company has complied in all material respects with all applicable Legal Requirements related to employment, including employment practices, wages, hours, worker classification and other terms and conditions of employment and other Legal Requirements in respect of any reduction in force, including notice, information and consultation requirements.

(c) Part 3.16(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans (other than equity grant notices with respect to employees or service providers of the Acquired Companies and any mandatory governmental benefits for employees outside the United States) and separately identifies each material Employee Plan that is maintained primarily for the benefit of employees outside the United States (each, a “Foreign Employee Plan”). The Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) all material correspondence to or from any Governmental Body relating to such Employee Plan.

(d) None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, during the past six years maintained, contributed to, or been required to contribute to a plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, including any “single employer” defined benefit plan.

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(e) None of the Company, its Subsidiaries or any of their respective ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or has any liability with respect to any Multiemployer Plan. None of the Company or any of its Subsidiaries contributes to a Foreign Employee Plan that has two or more contributing sponsors, at least two of whom are not under common control, except for Foreign Employee Plans with respect to which participation is required under applicable Legal Requirements.

(f) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code. All contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Employee Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP.

(g) During the immediately preceding six years, no liability under Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code has been incurred by the Company, its Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any such ERISA Affiliates of incurring any such liability.

(h) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened by any Governmental Body or by any employee or beneficiary covered under any Employee Plan that involve any Employee Plan (except routine claims for benefits payable under the Employee Plans).

(i) No Employee Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.

(j) All Foreign Employee Plans comply with applicable local Legal Requirements, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except where such failure to comply or failure to be so funded and/or book reserved has not had and would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Acquired Companies or otherwise interfere in any material respect with the conduct of their respective businesses as now being conducted.

(k) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event): (i) entitle any current or former Company Associate to severance pay, unemployment compensation or any other cash payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate, (iii) directly or indirectly cause the Acquired Companies to transfer or set aside any assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any liability under any Employee Plan, (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former Company Associate, or (vi) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Employee Plan.

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(l) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

3.17 Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (a) the Acquired Companies are, and since January 1, 2015 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against an Acquired Company or any Owned Real Property or Leased Real Property, (c) as of the date hereof, the Acquired Companies have not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Companies relating to or arising under Environmental Laws, (d) to the knowledge of the Company: (1) no Person has been exposed to any Hazardous Materials at a property or facility of an Acquired Company at levels in excess of applicable permissible exposure levels; and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Owned Real Property and the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claims against or liability of an Acquired Company under any Environmental Law; and (e) no Acquired Company has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.18 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Except as would not reasonably be expected to have a Material Adverse Effect, all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. There is no material claim pending under any of the Company’s insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.

3.19 Legal Proceedings; Orders.

(a) As of the date hereof, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, (i) pending and not served or (ii) threatened) against an Acquired Company or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, other than any Legal Proceedings that has not had and would not reasonably be expected to have a Material Adverse Effect.

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(b) There is no order, writ, injunction or judgment to which an Acquired Company is subject that has had or would reasonably be expected to have a Material Adverse Effect.

(c) To the Company’s knowledge, as of the date hereof, no investigation or review by any Governmental Body with respect to an Acquired Company is pending or is being threatened, other than any investigations or reviews that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority, and has taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) agreed that the Agreement shall be subject to Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Parent pursuant to the Offer, which resolutions have not (unless the Company Board makes a Company Adverse Change in Recommendation after the date hereof in accordance with Section 6.1(b)) been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies.

3.21 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are inapplicable to the execution, delivery and performance of this Agreement and the Support Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.22 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.23 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act and the rules and regulations of NASDAQ, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the Certificate of

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Incorporation or bylaws (or similar organizational documents) of any Acquired Company; (b) cause a violation by any Acquired Company of any Legal Requirement or order applicable to any Acquired Company, or to which any Acquired Company is subject; (c) require any consent or notice under, conflict with, result in breach of, or constitute a default under, or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which an Acquired Company is entitled under (or give rise to any event that with or without notice or lapse of time or both would constitute a default under, or give rise to any such right under) any provision of any Material Contract; or (d) result in any Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Company, except in the case of clauses (b), (c) and (d), for such violations as would not reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and the rules and regulations of NASDAQ, the Acquired Companies are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger or the other Transactions, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.24 Opinion of Financial Advisor. The Company Board (in such capacity) has received the opinion of Jefferies LLC, as financial advisor to the Company, dated on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Offer Price in cash to be received by the holders of Shares (other than Parent, Purchaser and their respective Affiliates) in the Offer and the Merger pursuant to this Agreement is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied upon by Parent or Purchaser. The Company shall deliver or make available to Parent solely for informational purposes executed copies of the opinion as soon as practicable following receipt thereof by the Company.

3.25 Brokers. Except for Jefferies LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.26 Clinical Supply. Except as has not had and would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each Acquired Company has good and marketable title to its inventory of clinical drug product for its clinical trial of its product candidate VTS-270 that is currently being conducted free and clear of all Encumbrances (other than Permitted Encumbrances) and (b) no Acquired Company has received written notice from the party conducting the clinical trial of product candidate CPP-1X that there is an inadequate supply of the clinical drug product for such clinical trial.

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3.27 Suppliers. Part 3.27 of the Company Disclosure Schedule sets forth a true and complete list of the ten largest (measured by gross expenditures by the Acquired Companies on a consolidated basis) suppliers (each, a “Material Supplier”) to the Acquired Companies for the period from January 1, 2017 to the date hereof. No Material Supplier has terminated or cancelled, or delivered written notification to any Acquired Company that it intends to terminate or cancel, or decreased materially or, to the knowledge of the Company, threatened to decrease or limit materially, its relationship with any Acquired Company. Since January 1, 2017, (a) no Acquired Company has been engaged in a Legal Proceeding with any Material Supplier and (b) except as has not had and would not reasonably be expected to have a Material Adverse Effect, there has been no change in the pricing or other terms under any Company Contract with any Material Supplier that is adverse to the Acquired Companies.

3.28 Acknowledgement by the Company on Behalf of the Acquired Companies. None of the Acquired Companies is relying and none of the Acquired Companies has relied on any representations or warranties whatsoever by or on behalf of Parent, Purchaser or any of their respective Affiliates regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4. Such representations and warranties by Parent and Purchaser constitute the sole and exclusive representations and warranties of each of Parent and Purchaser in connection with the Transactions and the Company understands, acknowledges and agrees on behalf of itself and each of the other Acquired Companies that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by each of Parent and Purchaser.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Parent is a public limited company, Purchaser is a corporation and each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except in the case of each of the foregoing clauses (a) through (c) as would not reasonably be expected to have a Parent Material Adverse Effect. Parent has either delivered or made available to the Company or the Company’s Representatives (or, in the case of Parent, publicly filed with the SEC) accurate and complete copies of the certificate of incorporation, bylaws and other charter and similar organizational documents of Parent and Purchaser, including all amendments thereto.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate or similar power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement have been duly authorized by all necessary action on the part of Parent and

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Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, except as such enforceability may be limited by (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law and general equitable principles governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or equivalent organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject; or (c) require any consent or notice under, conflict with, result in a breach of, or constitute a default on the part of Parent or Purchaser under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL or the HSR Act, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent or Purchaser by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

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4.6 Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect.

4.7 Financing and Funds. Purchaser has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (a) the executed Debt Commitment Letter and (b) the executed Debt Fee Letter (redacted as to economic and “flex” terms only). As of the date of this Agreement, the Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Mallinckrodt International Finance S.A. (“MIFSA”), an Affiliate of Purchaser (and Subsidiary of Parent), on the terms in the Debt Commitment Letter and the Debt Fee Letter, and neither Parent nor any of its Subsidiaries (including Purchaser) has entered into any side letters or other agreements or arrangements related to the Debt Financing which would (i) reduce the amount of the Debt Financing or (ii) impose new or additional conditions or other contingencies to funding of the full amount of the Debt Financing. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is the legal, valid and binding obligation of MIFSA, and, to the knowledge of Purchaser, the other parties thereto, in each case except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Debt Commitment Letter has not been amended, restated or modified (other than as permitted by Section 6.14(a)). The net proceeds of the Debt Financing, if funded in accordance with the Debt Commitment Letter, together with cash and cash equivalents available to Purchaser, the Company and their respective Affiliates, including under committed credit facilities available to Purchaser or any of its Affiliates, shall, in the aggregate, be sufficient to fund the cash payments required to consummate the Transactions upon the terms contemplated by this Agreement. As of the date of this Agreement, Purchaser has no reason to believe that MIFSA will be unable to satisfy any term or condition to be satisfied by it as a condition to the availability of the Debt Financing contained in the Debt Commitment Letter, nor any reason to believe that any of the conditions precedent to borrowing under any committed credit facilities available to Purchaser or any of its Affiliates will not be satisfied. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or failure to satisfy a condition on the part of MIFSA (or to MIFSA’s knowledge, any other party thereto) under the Debt Commitment Letter. Purchaser acknowledges and agrees that its obligations to consummate the Offer or the Merger are not subject to a condition that any financing be received by Purchaser or any of its Affiliates for the consummation of the Transactions. Assuming (i) the satisfaction of all of the conditions set forth in Section 7 and Annex I of this Agreement, (ii) the accuracy as of the Effective Time of all of the representations and warranties of the Company in this Agreement, (iii) the performance by the Company of all of its obligations under this Agreement and (iv) all estimates, projections or forecasts prepared by or on behalf of the Company that have been made available to Parent prior to the date hereof have been prepared in good faith based on assumptions that were reasonable when made and continue to be reasonable, after giving effect to the Transactions, including the payment of the aggregate Offer Price and Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, Parent will be Solvent at and immediately after the Effective Time.

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4.8 Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times during the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. At the time the Company Board approved this Agreement, neither Parent nor Purchaser was an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever by or on behalf of any of the Acquired Companies regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Companies constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies.

(b) In connection with the due diligence investigation of the Acquired Companies by Parent and Purchaser and their respective Affiliates, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Acquired Companies and their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Acquired Companies, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Acquired Companies nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

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4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent or any of its Subsidiaries.

4.11 Certain Arrangements.As of the date of this Agreement, there are no Contracts (whether oral or written) between Parent or any of its Subsidiaries, on the one hand, and any member of the Company’s senior management or the Company Board, on the other hand, that provide for such Person’s continued employment by the Company or any of its Subsidiaries following the Closing Date.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Companies shall, and shall cause their respective Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Companies’ Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies. Nothing herein shall require any Acquired Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Companies have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Legal Requirement or binding confidentiality agreement entered into by an Acquired Company prior to the date of this Agreement (so long as the Acquired Companies have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not contravene any applicable Legal Requirement or confidentiality agreement); provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines that doing so is reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated November 3, 2017, between the Company and Mallinckrodt LLC (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the executive officer or other Person designated by the Company.

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5.2 Operation of the Acquired Companies’ Business.

(a) During the Pre-Closing Period: (i) except (A) as required or expressly contemplated under this Agreement or as required by applicable Legal Requirements, (B) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (C) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall ensure that each Acquired Company conducts in all material respects its business and operations in the ordinary course and (ii) the Company shall promptly notify Parent of (A) any knowledge of the receipt of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving any Acquired Company that relates to any of the Transactions. The Company shall, acting in the ordinary course of business, use commercially reasonable efforts to preserve intact the material components of the Acquired Companies’ current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers, Governmental Bodies and other material business relations; provided, however, that the Acquired Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (i) as required or expressly contemplated under this Agreement or as required by applicable Legal Requirements, (ii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (iii) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall ensure that each Acquired Company shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock), except for dividends or other distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent (but excluding any such dividends or other distributions not in the ordinary course of business to the extent such dividend or distribution would reasonably be expected to result in a material increase in the Tax liability of any of the Acquired Companies) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions in the ordinary course of business, and at fair market value of shares of Company Common Stock outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof that have been made available to Parent) to purchase or reacquire shares of Company Common Stock held by a Company Associate only upon termination of such Company Associate’s employment or engagement by the Company; (2) repurchases of Shares issued upon the exercise or vesting of Company Stock Awards outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date hereof) between the Company and a Company Associate only upon termination of such Person’s employment or engagement by the Company in the ordinary course of business and at fair market value; or (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Stock Awards;

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(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company of (A) any capital stock, equity interest or other security of any Acquired Company, (B) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, equity interest or other security of any Acquired Company or (C) any instrument convertible into, exchangeable for or settled in any capital stock, equity interest or other security of any Acquired Company (except that the Company may issue Shares required to be issued upon the settlement of RSUs outstanding as of the date of this Agreement, or upon the exercise of Company Options outstanding as of the date of this Agreement, in each case, in accordance with their respective terms as of the date hereof, and except that the Company may issue Company Options with respect to not more than 10,000 Shares in the aggregate to new employees who were offered Company Options as part of offer letters that were executed prior to the date of this Agreement and made available to Parent prior to the date hereof);

(iv) (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (B) amend or waive any of its rights under, or accelerate the vesting, payment or lapse of restrictions under, any provision of any Company Stock Right or any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (C) grant any Company Associate any increase in compensation, bonuses or severance, retention or other payments or benefits, or (D) pay or award, or commit to pay or award, any bonuses or incentive compensation;

(v) (A) enter into (1) any change-of-control agreement with any Company Associate or (2) any retention agreement with any Company Associate, (B) enter into any employment, severance or other agreement with any Company Associate, (C) hire any employee or independent contractor with total annual compensation in excess of $150,000, or (D) terminate the employment or service of any employee or independent contractor with total annual compensation in excess of $150,000, other than for cause;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Acquired Companies may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget; or (B) when added to all other capital expenditures made on behalf of the Acquired Companies since the date of this Agreement but not provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, does not exceed $250,000 individually and $500,000 in the aggregate);

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(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing (A) purchases of raw materials and other supplies in the ordinary course of business consistent with past practice, (B) entering into non-exclusive license agreements of immaterial Intellectual Property Rights in the ordinary course of business, (C) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Companies and (D) capital expenditures permitted by Section 5.2(b)(viii));

(x) except for loans and capital contributions solely between or among the Company and/or any of its wholly owned Subsidiaries in the ordinary course of business, lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for (i) short-term borrowings, of not more than $500,000 in the aggregate, incurred in the ordinary course of business consistent with past practice and (ii) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business, of not more than $150,000 in the aggregate (excluding expenses incurred in connection with the Company’s obligations under Section 6.14(d) and other expenses incurred in connection with the Transactions);

(xi) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any non-exclusive license agreements of immaterial Intellectual Property Rights entered into in the ordinary course of business;

(xii) (A) make, change or revoke any material Tax election, (B) settle or compromise or consent to any material Tax liability, or any audit, examination or other Legal Proceeding in respect of a material amount of Taxes, (C) surrender any claim for a refund of a material amount of Taxes, (D) adopt or change any Tax accounting period or material method of Tax accounting, (E) file any amended Tax Return, (F) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of any state, local or foreign Legal Requirement), (G) alter any intercompany arrangement or agreement or the ownership structure among or between any Acquired Companies or effect any other tax planning transaction, in each case, if such action would reasonably be expected to result in a material increase in the Tax liability of any of the Acquired Companies, or (H) request any Tax ruling from any Governmental Body;

(xiii) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; or (B) in connection with a breach of this Agreement or any other agreements contemplated hereby;

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(xiv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any Legal Proceeding relating to a breach of this Agreement or pursuant to a settlement that does not relate to any of the Transactions and (A) that results solely in a monetary obligation involving only the payment of monies by the Acquired Companies of not more than $250,000 in the aggregate; (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Company and the payment of monies by the Acquired Companies that together with any settlement made under subsection “(A)” are not more than $250,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (C) that results in no obligation of any Acquired Company or the Acquired Companies’ receipt of payment; provided that (x) the settlement of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or any of its directors relating to the Transactions or any breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.7 or Section 6.6, as applicable, and (y) this Section 5.2(b)(xiv) shall not permit the Company to settle, release, waive or compromise any Legal Proceeding or claim that (I) provides for the grant to any third party of a license or other grant of rights to (or covenant not to sue with respect to) any Intellectual Property Rights or the splitting of any revenues in respect of any Product or (II) would impose any restrictions or changes on the business or operations of, or the admission of wrongdoing by, any Acquired Company;

(xv) enter into, amend or terminate any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xvi) adopt or implement any stockholder rights plan or similar arrangement;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies;

(xviii) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable Legal Requirements;

(xix) commence any clinical trial in respect of any Product;

(xx) qualify any new site for manufacturing of any Product; or

(xxi) authorize any of, or agree or commit to take, any of the actions described in Section 5.2(b)(i) through
Section 5.2(b)(xx).

Nothing contained herein is intended to give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time and nothing contained in this Agreement is intended to give the Acquired Companies, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

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5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent or any of its Representatives in accordance with this Agreement or otherwise prohibit the Company from complying with its obligations under this Agreement.

(b) The Acquired Companies shall and shall direct their Representatives to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may have been heretofore ongoing with respect to an Acquisition Proposal. Except as otherwise expressly permitted by this Section 5.3, the Acquired Companies shall not and shall not permit or allow their Representatives to (i) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of soliciting, knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) adopt, approve, endorse, recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (D) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents; (ii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or (iii) resolve or agree to do any of the foregoing. On the date hereof, the Company shall terminate access by any third Person who has made or could reasonably be expected to make an Acquisition Proposal (other than Parent and its Representatives and the Company’s Representatives) to any data room (virtual or actual) containing any confidential information of any Acquired Company. As soon as reasonably practicable after the date of this Agreement (and in any event within one business day of the date hereof), the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the last twenty-four months, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Acquired Companies.

(c) If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time, any Acquired Company or any of their Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and did not result from any breach of

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this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, (A) after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and (B) after consultation with the Company’s outside legal counsel, that the failure to take such action described in clauses (x) and (y) of this Section 5.3(c) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any information concerning the Acquired Companies that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into as contemplated by this Section 5.3 promptly (and in any event within 12 hours) of the execution thereof.

(d) The Company shall (i) promptly (and in any event within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, or any initial request for non-public information concerning the Company from any Person or group who has made or could reasonably be expected to make an Acquisition Proposal, in each case are received by any Acquired Company or any of their Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, request, inquiry, proposal or offer and the nature of any information requested, (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations (including any amendments or proposed amendments to any material terms or conditions) regarding any Acquisition Proposal on a prompt and reasonably current basis, (iv) promptly provide Parent with copies of all written Acquisition Proposals, requests, inquiries, proposals or offers or other materials, including proposed agreements, and summaries of any oral requests, inquiries, proposals or offers, received by any Acquired Company or any of their Representatives with respect to any Acquisition Proposal, or that any Acquired Company or any of their Representatives delivers to any Person or group with respect to any Acquisition Proposal and (v) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e) Nothing in this Section 5.3 or Section 6.1 shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 5.3(e) shall not be deemed to permit the Company Board to make a Company Adverse Change in Recommendation except to the extent permitted by Section 6.1(b).

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(f) The Company agrees that in the event any Representative of any Acquired Company takes any action which, if taken by any Acquired Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Unless the Company Board has made a Company Adverse Change in Recommendation in accordance with Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change in Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract (A) with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (B) requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting for payment for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i) if the Company has received a written bona fide Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.3) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change in Recommendation or (y) the Company may terminate this Agreement pursuant to Section 8.1(f) to enter into a Specified Agreement with respect to such Superior Offer, in each such case, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change in Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least four business days prior to making any such Company Adverse Change in Recommendation or termination (a “Determination Notice”) (which notice shall not in and of itself constitute a Company Adverse Change in Recommendation or termination of this

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Agreement); and (C) (1) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal and all other information contemplated to be provided in accordance with Section 5.3(d), (2) the Company shall have given Parent four business days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made the Company’s Representatives reasonably available to negotiate in good faith with Parent and its Representatives (and shall have negotiated in good faith with Parent and its Representatives, to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering any such proposals and the results of any such negotiations and giving effect to the proposals made by Parent, if any, (A) after consultation with the Company’s financial advisor and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and (B) after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Change in Recommendation or terminate this Agreement pursuant to Section 8.1(f) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change in Recommendation and shall not in and of itself require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1(b)(i). For the avoidance of doubt, the provisions of this Section 6.1(b)(i) shall also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment to any Acquisition Proposal, each of which will require a new Determination Notice, except that for purposes of such subsequent Determination Notice, the references to four business days shall be deemed to be three business days; and

(ii) other than in connection with a Superior Offer (which shall be subject to Section 6.1(b)(i)), the Company Board may make a Company Adverse Change in Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change in Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail in the Determination Notice, including the facts and circumstances that render a Company Adverse Change in Recommendation necessary in the determination of the Company Board, (2) the Company shall have given Parent four business days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made the Company’s Representatives reasonably available to negotiate in good faith with Parent and its Representatives (and shall have negotiated in good faith with Parent and its Representatives, to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering any such proposals and the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change in Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, each of which will require a new Determination Notice, except that the references to four business days shall be deemed to be three business days.

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6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) The Parties agree to use their respective reasonable best efforts to promptly take, and cause their respective Affiliates to use their respective reasonable best efforts to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC or DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the Expiration Date.

(c) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than fifteen business days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

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(d) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and providing the other Party with any information that may be necessary to prepare any such filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than Item “4(c)” and “4(d)” “documents” as those terms are used in the rules and regulations under the HSR Act), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each telephonic or in-person meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. No Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other Parties.

(e) Prior to the Closing, Purchaser, Parent and the Company shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of any agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or

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action would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements, (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or (iii) otherwise materially delay or impede the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

6.3 Company Stock Awards.

(a) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (i) provide for the treatment of the Company Stock Awards contemplated in Section 2.8, (ii) terminate each Company Equity Plan effective as of and contingent upon the Effective Time, and (iii) cause, as of the Effective Time, each unexpired and unexercised Company Option and each RSU then outstanding as of immediately prior to the Effective Time to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8.

(b) Prior to the Effective Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to, contingent on the Effective Time, (i) ensure that, except for the 12-month offering period under the ESPP that commenced on January 1, 2017, no offering period or purchase period shall be authorized or commenced on or after the date of this Agreement, (ii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last business day prior to the Effective Time as the last day of such offering period and purchase period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP, (iii) no additional purchase rights shall be granted under the ESPP on and following the date of this Agreement, and (iv) participants in the ESPP shall be prohibited from increasing their payroll deductions from those in effect on the date of this Agreement. The Company shall terminate the ESPP in its entirety effective as of the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(b).

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6.4 Employee Benefits. For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such one-year period (each, a “Continuing Employee”) a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities, each of which is no less favorable than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to Effective Time, and commission opportunities and benefits (including severance benefits and other employee benefits) that are substantially comparable in the aggregate to the commission opportunities and benefits (including severance benefits and other employee benefits) provided to such Continuing Employee immediately prior to Effective Time. Without limiting the foregoing:

(a) Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s and/or the Surviving Corporation’s vacation policy) and eligibility for vesting under Parent and/or the Surviving Corporation’s employee benefit plans and arrangements with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date, provided that the foregoing shall not result in the duplication of benefits or apply for purposes of benefit accrual under any pension plan or to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(b) To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.

(c) Parent shall, or shall cause the Surviving Corporation to, assume and honor all Employee Benefit Plans in accordance with their terms.

(d) If requested by Parent in writing at least five business days prior to the Offer Acceptance Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (each, a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Offer Acceptance Time and contingent upon the occurrence of the Closing. If Parent requests that any Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two days immediately preceding the Offer Acceptance Time.

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(e) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing as of the date hereof in favor of those Persons who are directors and officers of any Acquired Company as of the date of this Agreement or have been directors and officers of any Acquired Company in the past (collectively, the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Acquired Company and said Indemnified Persons (as set forth on Part 6.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the extent described in Section 6.5(a), indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of an Acquired Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of an Acquired Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the extent described in Section 6.5(a), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred

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by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within 20 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, (i) the Surviving Corporation shall maintain, and Parent shall cause Surviving Corporation to maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy or (ii) in lieu of becoming subject to the obligations set forth in the foregoing clause (i), at or prior to the Effective Time, Parent may (and the Company, upon Parent’s written request, shall) purchase a six-year “tail” policy for the policy of the Company in effect as of the date hereof, with such “tail” policy to be effective as of the Effective Time, and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

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6.6 Securityholder Litigation. The Company shall promptly notify Parent of any Legal Proceedings against the Company and/or any of its directors or officers relating to the Transactions and shall keep Parent apprised on a prompt basis of any material developments with respect to any such Legal Proceedings. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Legal Proceedings (and the Company shall in good faith take such comments and other advice into account), and the right to consult in the defense and on any settlement with respect to any such Legal Proceeding, and the Company shall in good faith take such consultation into account. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.7 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions, (b) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions and (c) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e); and (d) no Party shall be required to consult with any other Party in connection with such portion of any press release, public statement or filing to be issued with respect to any Acquisition Proposal in the public domain or Company Adverse Change in Recommendation (provided that nothing in this Section 6.8 limits or otherwise modifies the Company’s obligations under Section 5.3 or 6.1).

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6.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect with respect to it or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (A) has had or would reasonably be expected to have a Parent Material Adverse Effect or (B) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.9(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation hereunder.

6.10 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Effective Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.12 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

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6.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.14 Debt Financing.

(a) Subject to the terms and conditions of this Agreement, Parent and Purchaser will (and Parent will cause MIFSA to) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Debt Financing on or prior to the Closing Date to the extent necessary to consummate the Transactions, and will not (and Parent will cause MIFSA not to), without the Company’s prior written consent, amend, modify, replace, terminate or agree to any waiver under the Debt Commitment Letter if such amendment, modification, replacement, termination or waiver (i) reduces the aggregate amount of the Debt Financing to an amount that, together with Purchaser’s, the Company’s and their respective Affiliates’ cash and cash equivalents on hand and available committed credit facilities, would be less than an amount that would be required to fund the cash payments required to consummate the Transactions or (ii) changes the conditions to obtaining the Debt Financing or adds new or additional conditions precedent to obtaining the Debt Financing, if such change would reasonably be expected to (A) materially delay or prevent the Closing, (B) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing on the Closing Date) materially less likely to occur or (C) materially adversely impact the ability of MIFSA to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided, however, that, notwithstanding the foregoing, Parent may cause MIFSA to (1) amend or replace the Debt Commitment Letter or the Debt Fee Letter to add lenders, arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement and (2) implement or exercise any “flex” provisions provided in the Debt Fee Letter as in effect on the date of this Agreement. In the event that new commitment letters are entered into in accordance with any amendment, modification or replacement of the Debt Commitment Letter permitted pursuant to this Section 6.14, such new commitment letters shall be deemed to be a “Debt Commitment Letter” for all purposes of this Agreement and references to “Debt Financing” herein shall include and mean the financing contemplated by the Debt Commitment Letters as so amended, modified or replaced, as applicable.

(b) Parent will, and will cause MIFSA to, use its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) satisfy (or, if deemed advisable by MIFSA, obtain the waiver of) on a timely basis all conditions to the Debt Financing that are within Parent’s control, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing, and (iv) in the event that the Offer Conditions, the conditions set forth in Section 7 and the conditions to the availability of the Debt Financing have been satisfied or, upon funding, would be satisfied or waived, draw an amount of the Debt Financing which, together with its and its Affiliates’ cash and cash equivalents on hand and available committed credit facilities, is sufficient to enable Purchaser to fund the cash payments required to consummate the Transactions to be consummated on such date.

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(c) Upon the request of the Company, Parent and Purchaser will keep the Company reasonably informed on a reasonably current basis of the status of Parent’s, Purchaser’s and MIFSA’s efforts to obtain the Debt Financing. Without limiting the generality of the foregoing, Parent and Purchaser shall give the Company prompt notice of the occurrence of (i) any material breach of or default under the Debt Commitment Letter by any party thereto of which Parent or Purchaser becomes aware or (ii) to the extent Parent or Purchaser becomes aware thereof, any other event or development that would reasonably be expected to materially adversely impact the ability of MIFSA to obtain all or any portion of the Debt Financing to the extent necessary to consummate the Transactions.

(d) The Company shall and shall cause its Subsidiaries (and shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives) to provide such assistance with the Debt Financing as is customary with financings of the type contemplated by the Debt Commitment Letter and reasonably requested by Purchaser, including: (i) participation upon reasonable advance notice in, and assistance with, the marketing efforts related to the Debt Financing, including assisting Purchaser and its Affiliates with their preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other customary marketing materials and information reasonably deemed necessary by Parent or the Financing Sources to complete a successful syndication or offering for delivery to potential syndicate members, purchasers and participants, including assisting Parent in preparing estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Company and its Subsidiaries; (ii) participation by senior management and other Representatives of the Company and its Subsidiaries in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors (including, for the avoidance of doubt, direct contact with such rating agencies and prospective lenders and debt investors), in each case, at such times as may be coordinated reasonably in advance thereof; (iii) delivery to Purchaser and its Affiliates and their Financing Sources as promptly as reasonably practicable of (A) the documentation and other information requested by the Financing Sources with respect to (1) applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (2) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) (in any event, at least four business days prior to the Closing Date, to the extent requested at least nine days prior to the Closing Date), (B) the Financing Information relating to the Company and its Subsidiaries and (C) such other information relating to the Company and its Subsidiaries customary or reasonably necessary for the completion of the Debt Financing to the extent reasonably requested by Purchaser in connection with the preparation of customary offering or information documents to be used for the Debt Financing (which information, for the avoidance of doubt, may be included in any such offering or information documents used for or distributed in connection with the Debt Financing); (iv) direct its independent auditors to cooperate with the Debt Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with the due diligence activities of Purchaser and its Affiliates and their Financing Sources, and customary consents to the inclusion of audit reports

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in any relevant marketing materials, registration statements and related government filings; (v) assisting Purchaser and its Affiliates with their preparation of pro forma financial information and pro forma financial statements for Parent and its Subsidiaries on a consolidated basis and other materials for inclusion in rating agency presentations, bank information memoranda (confidential and public), offering or private placement memoranda, lender and investor presentations, prospectuses and financial projections for the Company and its Subsidiaries as part of the consolidated business of Parent and its Subsidiaries, and not on a standalone basis, to the extent reasonably requested by Parent or the Financing Sources (provided, that none of the Company, the Company’s Subsidiaries or their respective Representatives shall be required to provide information concerning the terms of the Debt Financing for inclusion in such pro forma financial information); (vi) providing customary management representation letters to its accountants in relation to its accountants’ providing “comfort letters” in connection with any securities offering made as part of the Debt Financing (“Representation Letters”) and providing customary authorization letters relating to the Financing Information; (vi) delivering (and otherwise reasonably facilitating the pledging of) possessory collateral required to be delivered as a condition precedent to the Debt Financing; and (vii) assisting Purchaser and its Affiliates in causing the conditions precedent set forth in the Debt Commitment Letter to be satisfied, solely to the extent satisfaction of such conditions is reasonably within the control of the Company, its Subsidiaries or their respective Representatives.

(e) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries; provided, further, that Purchaser, the Financing Sources and their respective Affiliates and Representatives shall obtain no rights in such logos prior to the Closing. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Purchaser (or its Affiliates), the Company agrees that Purchaser and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources, and that Purchaser, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Debt Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding the requirements of Section 6.14(d), (i) neither the Company nor any of its Affiliates or their respective Representatives shall be required to enter into or approve any letter, certificate, document, agreement or instrument, in each case, that will be effective prior to the Closing (other than Representation Letters and customary authorization letters) or approve or consent to resolutions or consents to approve or authorize the Debt Financing and (ii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company and its Subsidiaries, taken as a whole, or would cause a material breach or violation of any Legal Requirement.

(f) Whether or not the Closing occurs, Purchaser will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company or any of its Subsidiaries (other than with respect to any costs associated with preparing quarterly and annual financial statements) in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 6.14(d). Purchaser will indemnify and

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hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees) suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including any action taken in accordance with Section 6.14(d)) and any assistance or activities in connection therewith, in each case other than to the extent any of the foregoing are finally determined in a judicial proceeding (and not subject to further appeal) to have arisen from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, any such Person.

6.15 Payoff Letters. The Company shall (a) use reasonable best efforts to deliver to Purchaser at least two business days prior to the Closing Date (and seven business days prior to the Closing Date, drafts of) customary payoff letters from the holders of Indebtedness set forth in Part 6.15 of the Company Disclosure Schedule and to make arrangements for such holders of Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, releases of all related Encumbrances to Purchaser and termination of all related guarantees at, and subject to the occurrence of, the Closing and (b) if requested by Parent, facilitate Parent’s or Purchaser’s repayment of such Indebtedness substantially concurrently with the Closing (including by executing any such payoff letters or related documents regarding the release of Encumbrances or termination of guarantees).

6.16 Convertible Notes. Through and including the Effective Time, within the time periods required by the Company Indenture, the Company and its Subsidiaries shall take all such actions as may be required in accordance with, and subject to, the terms of the Company Indenture or under applicable Legal Requirements, including the giving of any notices that may be required and any repurchases or conversions of the Company Notes occurring, in each case as a result of, or in connection with, the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated hereby. Through and including the Effective Time, the Company shall undertake the preparation of, and shall execute and deliver at the times provided in the Company Indenture, any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby pursuant to the Company Indenture or under any Legal Requirements (including a supplemental indenture, officer’s certificate and opinion of counsel pursuant to Article XI and Sections 10.01, 10.05, 14.07 and 17.05 of the Company Indenture, in each case in form and substance reasonably acceptable to Purchaser and relating to the consummation of the Merger and the other transactions contemplated hereby, to be executed and delivered at or prior to the Effective Time). The Company shall provide Parent, Purchaser and their counsel reasonable opportunity (which shall not be less than three business days) to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with the Company Indenture prior to the dispatch or making thereof, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof. The Company shall use its reasonable best efforts to cause the trustee under the Company Indenture to execute any supplemental indenture described in this Section 6.16. In addition, the Company shall promptly notify Parent following the occurrence of any event that would require an adjustment to the conversion rate under the Company Indenture.

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SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger, by any Governmental Body, which directly or indirectly prohibits, or makes illegal, the consummation of the Merger.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if the Offer (as may be extended in accordance with this Agreement) shall have expired without the acceptance for payment of Shares pursuant to the Offer promptly thereafter; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of Shares pursuant to the Offer is primarily caused by a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the acceptance for payment of Shares pursuant to the Offer;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action was primarily caused by a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d) by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change in Recommendation; (ii) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten business days after Parent so requests

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in writing if no Acquisition Proposal has been publicly announced (or within two business days after public announcement of any Acquisition Proposal (other than a tender offer or exchange offer)), provided that, Parent may only make such request once every 30 days if no Acquisition Proposal has been publicly announced (or no more than once with respect to any Acquisition Proposal that has been publicly announced (but provided, further that each time a Determination Notice is delivered Parent shall be entitled to make a new such request)); or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a solicitation/recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer;

(e) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior 5 p.m. Eastern Time on June 21, 2018 (such date, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Offer Acceptance Time to occur prior to the End Date was primarily caused by the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(f) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and simultaneously with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”); provided that the Company (i) has complied in all respects with the requirements of Section 5.3 and Section 6.1 with respect to such Superior Offer and (ii) concurrently with (and as a condition) to such termination, the Company shall have paid the Termination Fee to Parent or its designee;

(g) by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)” or “(c)”, or if the condition set forth in clause “(e)”, of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured by the End Date, shall not have been cured within 30 days of the date Parent gives the Company written notice of such breach or failure to perform or non-satisfaction; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder such that the Company could terminate this Agreement pursuant to Section 8.1(h);

(h) by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Offer or the Merger pursuant to this Agreement and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured by the End Date, shall not have been cured within 30 days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder such that Parent could terminate this Agreement pursuant to Section 8.1(g); or

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(i) by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a) or if Purchaser shall have failed to accept for payment and pay for all Shares validly tendered (and not validly withdrawn) promptly following the expiration of the Offer (as may be extended in accordance with this Agreement) in accordance with Section 1.1(f).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of Section 8.1 pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for common law fraud or Willful Breach prior to such termination. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(f);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) (or, at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 8.1(d)); or

(iii) (A) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(e) (but, in the case of a termination by the Company, only if at the time this Agreement is terminated (1) Parent had the right to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(g) or (2) there has been a breach or failure to perform that could have given rise, with notice or the passage of time, to the right to terminate this Agreement pursuant to Section 8.1(g))) or Section 8.1(g), (B) any Person shall have publicly disclosed an Acquisition Proposal (or, if this Agreement is terminated pursuant to Section 8.1(g) (or, at the time this Agreement is terminated, there has been a breach or failure to perform that has given rise or could have given rise, with notice or the passage of time, to the right to terminate this Agreement

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pursuant to Section 8.1(g)), any Acquisition Proposal shall have been communicated to the Company Board), in each case after the date hereof and prior to such termination (unless such Acquisition Proposal, if publicly made, was publicly withdrawn (without any indication that an Acquisition Proposal could be made again) at least two business days prior to the event giving rise to (or that could have given rise to) the right of termination) and (C) within twelve months of such termination the Company shall have consummated or entered into a definitive agreement with respect to any Acquisition Proposal (provided that for purposes of this clause (C), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), concurrently with (and as a condition to) such termination, (y) in the case of Section 8.3(b)(ii), within two business days after such termination or (z) in the case of Section 8.3(b)(iii), prior to or concurrently with the execution of the definitive agreement or the consummation of the Acquisition Proposal referred to in subclause (C) of Section 8.3(b)(iii), whichever is earlier; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $44,000,000. In the event that Parent or its designee shall receive full payment of the Termination Fee pursuant to this Section 8.3(b) and any payments pursuant to Section 8.3(d), the receipt of the Termination Fee and any payments pursuant to Section 8.3(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of Parent or Purchaser under Section 9.5(b) or in the case of common law fraud or Willful Breach.

(c) In the event that the Termination Fee and any payments pursuant to Section 8.3(d) are paid to Parent or its designee in circumstances for which the Termination Fee is payable pursuant to Section 8.3(b), such payment from the Company of the Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of circumstances for which the Termination Fee is payable pursuant to Section 8.3(b), and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that nothing in this Section 8.3(c) shall limit the rights of Parent or Purchaser under Section 9.5(b) or in the case of common law fraud or Willful Breach.

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(d) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount at a rate equal to the sum of (i) the prime rate as published in the Wall Street Journal on the date such payment was required to be made and (ii) two percent, with such interest accruing on such amount from the date such payment was required to be made through the date such payment was actually received by Parent or its designee.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Offer Acceptance Time, subject to Section 6.5(e), this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained herein, this Section 9.1, Section 9.5(c), clause (iv) of Section 9.7, Section 9.12 and any defined terms used therein may not be amended, supplemented, waived or otherwise modified, nor may this Agreement be otherwise modified in a manner that in substance constitutes such a modification, in each case in a manner adverse to the Financing Sources, without the prior written consent of the Financing Sources.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement, the Support Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect (other than the standstill provisions thereof, which shall terminate upon the execution of this Agreement); provided, further, that if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by Legal Proceeding on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

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(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (INCLUDING ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER AT LAW OR IN EQUITY AND WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement), and no such assignment permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, in each case except for: (i) if the Offer Acceptance Time occurs, the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, in accordance with the terms of this Agreement, and if the Effective Time occurs, the right of the holders of Company Stock Awards to receive the Merger Consideration pursuant to Section 2.8; (ii) the provisions set forth in Section 6.5 of this Agreement for the benefit of the Indemnified Persons; (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c) and (iv) the Financing Sources shall be express third-party beneficiaries of this Section 9.7, Section 9.5(c) and Section 9.12.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

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if to Parent or Purchaser (or following the Effective Time, the Company):

Mallinckrodt plc

Attn: Michael-Bryant Hicks, Senior Vice President and General Counsel

675 McDonnell Blvd.

Hazelwood, Missouri 63042

Email: Michael-Bryant.Hicks@mallinckrodt.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

Attn: Adam O. Emmerich and Victor Goldfeld

51 West 52nd Street

New York, New York 10019

Email: AOEmmerich@wlrk.com; VGoldfeld@wlrk.com

if to the Company (prior to the Effective Time):

Sucampo Pharmaceuticals, Inc.

Attn: Alex Driggs, General Counsel

805 King Farm Boulevard, Suite 550

Rockville, Maryland 20850

E-mail: adriggs@sucampo.com

with a copy to (which shall not constitute notice):

Cooley LLP

Attn: Barbara L. Borden and Christian Plaza

4401 Eastgate Mall

San Diego, CA 92121

Email: bborden@cooley.com; cplaza@cooley.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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9.10 Obligation of Parent. Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Transfer Taxes. Except as expressly provided in Section 2.6(b) or the Offer Documents, any documentary, stamp, transfer registration and similar Taxes (not including, for the absence of doubt, any withholding, income or capital gain Taxes or any other Taxes imposed on or measured by reference to income or gains, however collected) imposed under the Tax Legal Requirements of the United States or any state thereof on the transfer of Shares pursuant to the Offer or the Merger shall be paid by Parent, Purchaser and the Company when due.

9.12 Liability of Financing Sources.

(a) Notwithstanding anything herein to the contrary, (i) the Company and each of the other parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby, including any such dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York; provided that in any such claim, controversy or dispute (x) the interpretation of the definition of Material Adverse Effect and whether there shall have occurred a Material Adverse Effect, (y) whether the Acquisition (as defined in the Debt Commitment Letter) has been consummated as contemplated by this Agreement and (z) the determination of whether the representations and warranties made by the Acquired Business (as defined in the Debt Commitment Letter) or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations and warranties the Parent or Purchaser, as applicable, has the right to terminate Parent’s and Purchaser’s obligations, or has the right not to consummate the Acquisition, under this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof and (ii) the Company (on behalf of itself and its Affiliates and their respective officers, directors, employees, members, managers, partner and controlling persons) and each of the other parties hereto (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.8 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest

65.

extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Affiliates and their respective officers, directors, employees, members, managers, partner and controlling persons) agrees that none of it, its Affiliates and their respective officers, directors, employees, members, managers, partner and controlling persons shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby; provided that the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Documents. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to “cash,” “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

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(g) The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean uploaded to and made available to Parent, Purchaser and their respective Representatives in complete and unredacted form no later than the close of business on the date prior to the date hereof in the online data room hosted on behalf of the Company by Intralinks under the name “Project Somerset”.

[Signature pages follow]

67.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SUCAMPO PHARMACEUTICALS, INC.

By:	/s/ Peter Greenleaf
Name:	Peter Greenleaf
Title:	Chairman & CEO

MALLINCKRODT PLC

By:	/s/ Mark C. Trudeau
Name:	Mark C. Trudeau
Title:	President and Chief Executive Officer

SUN ACQUISITION CO.

By:	/s/ Kathleen A. Schaefer
Name:	Kathleen A. Schaefer
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquired Companies. “Acquired Companies” shall mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any such proposal or offer, relating to, in a single transaction or series of related transactions, any (a) acquisition, lease, exchange, transfer or other disposition or license of assets (including equity interests of Subsidiaries) of any of the Acquired Companies with a fair market value equal to 20% or more of fair market value of all of the Acquired Companies’ assets or to which 20% or more of the Acquired Companies’ revenues or earnings are attributable, (b) issuance or acquisition of 20% or more of the outstanding Company Common Stock or other voting or equity securities of the Company, (c) acquisition or exclusive license of all or substantially all of the rights to any Key Product, (d) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or other voting or equity securities of the Company or (e) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or other voting or equity securities of the Company, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the FCPA, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 3.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

Borrower. “Borrower” is defined in Section 4.7 of the Agreement.

business day. “business day” shall mean any day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Cancelled Shares. “Cancelled Shares” is defined in Section 2.5(a)(ii) of the Agreement.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that (a) occurs after the date hereof and was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of the Agreement and (b) does not relate to any Acquisition Proposal.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(viii) of the Agreement.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” is defined in the preamble to the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.4(d) of the Agreement.

Company Adverse Change in Recommendation. “Company Adverse Change in Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each current and former officer or other employee, or individual who is or was at any time an independent contractor, consultant or director, of or to any of the Acquired Companies.

Company Board. “Company Board” is defined in Recital C of the Agreement.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Class A Common Stock. “Company Class A Common Stock” shall mean the Class A Common Stock, $0.01 par value per share, of the Company.

Company Class B Common Stock. “Company Class B Common Stock” shall mean the Class B Common Stock, $0.01 par value per share, of the Company.

Company Common Stock. “Company Common Stock” shall mean, collectively, the Class A Common Stock and the Class B Common Stock.

Company Contract. “Company Contract” shall mean any Contract to which an Acquired Company is a party or by which any Acquired Company is otherwise legally bound.

Company Credit Agreement. “Company Credit Agreement” shall mean that certain Credit Agreement, dated October 31, 2017, among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Companies and (b) any Company Associate.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s Amended and Restated 2001 Stock Incentive Plan, the Company’s Amended and Restated 2006 Stock Incentive Plan and the Company’s 2016 Equity Incentive Plan.

Company Indenture. “Company Indenture” shall mean that certain Indenture dated as of December 27, 2016 between the Company and U.S. Bank National Association.

Company IP. “Company IP” shall mean all Intellectual Property Rights (a) that are owned or purported to be owned by any Acquired Company or (b) as to which any Acquired Company has been granted an exclusive license.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which any Acquired Company leases or subleases real property from another Person.

Company Notes. “Company Notes” shall mean one or more 3.25% Convertible Senior Notes due 2021, issued by the Company pursuant to the Company Indenture.

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.01 par value per share, of the Company.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Stock Awards. “Company Stock Awards” shall mean all Company Options and RSUs.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee. “Continuing Employee” is defined in Section 6.4 of the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Converted Shares. “Converted Shares” is defined in Section 2.5(a)(iii) of the Agreement.

Debt Commitment Letter. “Debt Commitment Letter” means the debt commitment letter among MIFSA, Deutsche Bank AG New York Branch, and Deutsche Bank Securities Inc., dated as of the date hereof, as it may be amended, supplemented, replaced or otherwise modified pursuant to Section 6.14, together with all exhibits, schedules and annexes thereto, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions to availability of the Debt Financing expressly set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions.

Debt Fee Letter. “Debt Fee Letter” means the fee letter referred to in the Debt Commitment Letter, as it may be amended, supplemented, replaced or otherwise modified pursuant to Section 6.14.

Debt Financing. “Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

Debt Financing Documents. “Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures and notes pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter.

Depository Agent. “Depository Agent” is defined in Section 2.6(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by any Acquired Company for the benefit of any Company Associate or with respect to which any Acquired Company has any liability, including any Company Employee Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest, easement, encroachment, restriction, conditional sale, title retention or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or other security arrangement, adverse claim of ownership or use, right of way or other title defect.

End Date. “End Date” is defined in Section 8.1(e) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

ESPP. “ESPP” shall mean the Company’s Amended and Restated 2006 Employee Stock Purchase Plan.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FCPA. “FCPA” is defined in Section 6.14(d) of the Agreement.

Financing Information. “Financing Information” is defined in Annex I to the Agreement.

Financing Sources. “Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and other Representatives of the foregoing, and their respective successors and assigns.

Foreign Employee Plan. “Foreign Employee Plan” is defined in Section 3.16(c) of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) approval, consent, permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, international, multinational, supranational or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

In-bound License. “In-bound License” is defined in Section 3.8(d) of the Agreement.

Indebtedness. “Indebtedness” shall mean all liabilities or other obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Company and its Subsidiaries in respect of (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than solely between or among the Acquired Companies), (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person (other than solely between or among the Acquired Companies), (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), bank guarantees, surety bonds and similar instruments, regardless of whether drawn upon, including the principal, interest and fees owing thereon, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business consistent with past practice), (e) all obligations in respect of leases required to be capitalized under GAAP, (f) any securitization transaction, (g) net obligations of any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate, currency or commodity hedging arrangements or (h) any guaranty of any such obligations described in clauses “(a)” through “(g)” of any Person other than the Acquired Companies (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Indemnifying Parties. “Indemnifying Parties” is defined in Section 6.5(b) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, brand names, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights, research and development information, technology and business plans; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, any patents resulting from any post-grant proceedings involving any of the foregoing and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, renewal, reexamination, extension, application, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” shall mean the Internal Revenue Service.

Key Products. “Key Products” shall mean, collectively, the Company’s products AMITIZA (lubiprostone) and RESCULA (unoprostone isopropyl) and the Company’s product candidates VTS-270 and CPP-1X.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or The NASDAQ Global Select Market).

Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” if such event, occurrence, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in the Agreement) (a) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole or (b) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by the Company of the Offer or the Merger; provided, however, that in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, occurrence, circumstance or other matter to the extent directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.23 (Non-Contravention; Consents) and any other representation or warranty addressing the effect of the execution, delivery and performance of this Agreement or the consummation of the Transactions); (iii) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which the Acquired Companies operate or in the economy generally or other general business, financial or market conditions, except to the extent that any of the Acquired Companies are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect to the extent arising directly or indirectly from fluctuations in the value of any currency, except to the extent that any of the Acquired Companies are adversely affected disproportionately relative to the other participants in the industries in which the Acquired Companies operate or the economy generally, as applicable; (v) any event, circumstance, change or effect to the extent arising directly or indirectly from any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects any of the Acquired Companies relative to other participants in the industries in which the Acquired Companies operate or the economy generally, as applicable; (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Acquired Companies; (vii) any adverse effect to the extent arising directly from or otherwise directly relating to any action taken by the Company or any Acquired Company at the written direction of Parent or any action specifically required to be taken by the Company or any Acquired Company under the terms of this Agreement (other than for purposes of any representation or warranty contained in Section 3.23 (Non-Contravention; Consents) and any other representation or warranty addressing the effect of the execution, delivery and performance of this Agreement or the consummation of the Transactions); or (viii) any event, occurrence, circumstance, change or effect to the extent arising directly or indirectly from or otherwise directly relating to any change in any Legal Requirement or GAAP (or authoritative interpretations of any Legal Requirement or GAAP), except to the extent that any of the Acquired Companies are adversely affected disproportionately relative to the other participants in the industries in which the Acquired Companies operate or the economy generally, as applicable; it being understood that the exceptions in clauses “(i)” and “(vi)” of this definition shall not prevent the underlying cause of any such decline, failure or result referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(viii)” of this definition) from being taken into account in determining whether there has been, or would be reasonably be expected to be, a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Material Supplier. “Material Supplier” is defined in Section 3.27 of the Agreement.

Measurement Date. “Measurement Date” means December 20, 2017.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iv) of the Agreement.

MIFSA. “MIFSA” is defined in Section 4.7 of the Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

NASDAQ. “NASDAQ” shall mean the NASDAQ Global Stock Market.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 6.1(b) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Option Consideration. “Option Consideration” is defined in Section 2.8(a) of the Agreement.

Out-bound License. “Out-bound License” is defined in Section 3.8(d) of the Agreement.

Owned Real Property. “Owned Real Property” is defined in Section 3.7(a) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent or materially delay the ability of Parent or Purchaser to consummate the Transactions.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(b) of the Agreement.

Parties. “Parties” shall mean Parent, Purchaser and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP in the consolidated financial statements of the Acquired Companies, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business for amounts which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP in the consolidated financial statements of the Acquired Companies, (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) any In-bound License and any Out-bound License as in effect on the date hereof and (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property which are not violated by the current (or contemplated) use, occupancy and operation of such real property or the operation of the business of any Acquired Company thereon.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Products. “Products” means all drug or biological products or product candidates being developed, tested, labeled, manufactured, stored, imported, exported or distributed by the Company or any of its Subsidiaries.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representation Letters. “Representation Letters” is defined in Section 6.14(d) of the Agreement.

Representatives. “Representatives” shall mean, collectively, officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

RSU. “RSU” is defined in Section 2.8(b) of the Agreement.

RSU Consideration. “RSU Consideration” is defined in Section 2.8(b) of the Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Shares. “Shares” is defined in Recital A of the Agreement.

Solvent. “Solvent” means that, as of any date of determination and with respect to any Person: (a) the sum of the debt of such Person (on a consolidated basis with its Subsidiaries) does not exceed the fair saleable value of the assets and property of such Person (on a consolidated basis with its Subsidiaries); (b) the capital of such Person (on a consolidated basis with its Subsidiaries) is not unreasonably small in relation to the business in which such Person (on a consolidated basis with its Subsidiaries) is engaged on such date of determination; and (c) such Person (on a consolidated basis with its Subsidiaries) does not have or intend to incur debts beyond its ability to pay such debt as they mature.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(f) of the Agreement.

Specified Governmental Bodies. “Specified Governmental Bodies” is defined in Section 3.12(a) of the Agreement.

Stockholder List Date. “Stockholder List Date” is defined in Section 1.2(b) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) greater than 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of Section 5.3 of the Agreement and that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (after giving effect to any proposals made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL).

Tax. “Tax” shall mean any federal, state, local and foreign tax of any kind whatsoever, including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding or payroll taxes and other duties, imposts, fees, levies or assessments in the nature of a tax, and including any interest, penalty or addition thereto or in respect thereof, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, disclosure, estimate, claim for refund, schedule, notice, notification, form, election, supporting material, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, and including any attachment thereto and any amendment or supplement thereof.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of this Agreement and the Support Agreement and (b) all of the transactions contemplated by this Agreement and/or the Support Agreement, including the Offer, the Merger, and the Surviving Corporation’s compliance with the Company Indenture as contemplated by Section 6.16 of the Agreement.

Willful Breach. “Willful Breach” shall mean a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

FORM OF CERTIFICATE OF INCORPORATION

of

SUCAMPO PHARMACEUTICALS, INC.

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation is Sucampo Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is c/o the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

ARTICLE IX

The Corporation shall provide indemnification and advancement of expenses as follows:

Section 1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (each such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware, or the court in which such action or suit was brought, shall deem proper.

Section 3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article IX, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article IX, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

Section 4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified pursuant to Sections 1, 2 or 3 of this Article IX, or to receive advancement of expenses pursuant to Section 5 of this Article IX, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity or advancement of expenses will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article IX. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) of the preceding sentence. The Corporation shall not be required to indemnify Indemnitee under this Article IX for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

Section 5. Advance of Expenses. Subject to the provisions of Sections 4 and 6 of this Article IX, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article IX; and further provided that no such advancement of expenses shall be made under this Article IX if it is determined (in the manner described in Section 6 of this Article IX) that (i) Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

Section 6. Procedure for Indemnification and Advance of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Sections 1, 2, 3 or 5 of this Article IX, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article IX (and none of the circumstances described in Section 4 of this Article IX that would nonetheless entitle the Indemnitee to indemnification or an advancement for the fees and expenses of separate counsel have occurred), or (ii) the Corporation determines within such 30 day period that Indemnitee did not meet the applicable standard of conduct set forth in Sections 1, 2 or 5 of this Article IX, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 of this Article IX only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2 of this Article IX, as the case may be.

Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

Section 7. Remedies. The right to indemnification or advancement of expenses as granted by this Article IX shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article IX that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to advancement of expenses or indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article IX, the Corporation shall not indemnify or advance expenses to an Indemnitee pursuant to this Article IX in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board. Notwithstanding anything to the contrary in this Article IX, the Corporation shall not indemnify or advance expenses to an Indemnitee to the extent such Indemnitee is reimbursed or paid expenses from the proceeds of insurance, and in the event the Corporation makes any indemnification payments or advancement of expenses to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments or advancement of expenses to the Corporation to the extent of such insurance reimbursement.

Section 9. Subsequent Amendment. No amendment, termination or repeal of this Article IX or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 10. Other Rights. The indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of

Indemnitee. Nothing contained in this Article IX shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and advancement rights and procedures different from those set forth in this Article IX. In addition, the Corporation may, to the extent authorized from time to time by its Board, grant indemnification and advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article IX.

Section 11. Partial Indemnification and Advance of Expenses. If an Indemnitee is entitled under any provision of this Article IX to indemnification or advancement of expenses by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify or advance expenses to Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

Section 12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Section 13. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

ARTICLE X

The name and mailing address of the incorporator is Brent B. Siler, Esq, c/o Cooley LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, Virginia 20190.

EXHIBIT C

SURVIVING CORPORATION BYLAWS

FORM OF BY-LAWS

of

SUCAMPO PHARMACEUTICALS, INC.

dated as of [•]

ARTICLE I

OFFICES

C-i

ARTICLE V

MISCELLANEOUS

SECTION 1.	CERTIFICATES OF STOCK	5
SECTION 2.	LOST CERTIFICATES	5
SECTION 3.	TRANSFER OF SHARES	5
SECTION 4.	STOCKHOLDERS RECORD DATE	6
SECTION 5.	DIVIDENDS	6
SECTION 6.	FISCAL YEAR	6
SECTION 7.	CHECKS	6
SECTION 8.	NOTICE AND WAIVER OF NOTICE	7

ARTICLE VI

AMENDMENTS

C-ii

ARTICLE I

OFFICES

SECTION 1. REGISTERED OFFICE – The address, including street, number, city, and county, of the registered office of Sucampo Pharmaceuticals, Inc. (the “Corporation”) in the State of Delaware is c/o the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Trust Company.

SECTION 2. OTHER OFFICES – The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1. ANNUAL MEETINGS – Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the Corporation on the first Tuesday in April. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2. SPECIAL MEETINGS – Special meetings of the stockholders for any purpose or purposes may be called by the Chairman, the President or the Secretary, or by resolution of the Board of Directors.

SECTION 3. VOTING – Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.

SECTION 4. QUORUM – Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 5. NOTICE OF MEETINGS – Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

SECTION 6. ACTION WITHOUT MEETING – Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

SECTION 1. NUMBER AND TERM – The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The exact number of directors shall initially be three and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder.

SECTION 2. RESIGNATIONS – Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3. VACANCIES – If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

SECTION 4. REMOVAL – Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

SECTION 5. COMMITTEES – The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

SECTION 6. MEETINGS – The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman or the President, or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the notice of the meeting.

Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 7. QUORUM – A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.

SECTION 8. COMPENSATION – Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 9. ACTION WITHOUT MEETING – Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV

OFFICERS

SECTION 1. OFFICERS – The officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Assistant Secretaries and Assistant Treasurers as it may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 2. PRESIDENT – The President shall be the Chief Operating Officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation.

SECTION 3. VICE PRESIDENTS – Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.

SECTION 4. TREASURER – The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of the Corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

SECTION 5. SECRETARY – The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman or the President.

SECTION 6. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES – Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V

MISCELLANEOUS

SECTION 1. CERTIFICATES OF STOCK – Each stockholder shall be entitled to a certificate of stock certifying the number of shares owned by such stockholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine.

SECTION 2. LOST CERTIFICATES – A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 3. TRANSFER OF SHARES – The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 4. STOCKHOLDERS RECORD DATE – In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5. DIVIDENDS – Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

SECTION 6. FISCAL YEAR – The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 7. CHECKS – All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

SECTION 8. NOTICE AND WAIVER OF NOTICE – Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.

ARTICLE VI

AMENDMENTS

These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by this Agreement, may (i) terminate the Offer (A) upon termination of this Agreement and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or (ii) amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of 8:00 a.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent:

(a) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned Subsidiaries (including Purchaser), would represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company set forth in Section 3.1(a) (Due Organization; Subsidiaries, Etc.), Section 3.3 (Capitalization, Etc.) (except for Section 3.3(a), Section 3.3(d), Section 3.3(f) and the first sentence of Section 3.3(c)), Section 3.2 (Certificate of Incorporation and Bylaws), the first sentence of Section 3.5 (Absence of Changes), Section 3.20 (Authority; Binding Nature of Agreement), Section 3.21 (Section 203 of the DGCL) and Section 3.24 (Opinion of Financial Advisor) of this Agreement shall have been true and accurate in all material respects (or in all respects in the case of the first sentence of Section 3.5 (Absence of Changes)) as of the date of this Agreement, and shall be true and accurate in all material respects (or in all respects in the case of the first sentence of Section 3.5 (Absence of Changes)) at and as of the Offer Acceptance Time as if made on and as of such time (except that the truth and accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(ii) the representations and warranties of the Company set forth in Section 3.3(a), Section 3.3(d), Section 3.3(f) and the first sentence of Section 3.3(c) (Capitalization, Etc.) of this Agreement shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time (except that the truth and accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date), in each of the foregoing cases, except where the failure to be so true and accurate in all respects has not resulted and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $1,000,000; and

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(iii) the representations and warranties of the Company set forth in this Agreement (other than those referred to in clauses (b)(i) or (b)(ii) of this Annex I) shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except where the failure of such representations and warranties to be so true and accurate does not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(c) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act shall have been obtained, shall have been received or shall have terminated or expired, as the case may be;

(e) since the date of this Agreement, there shall have been no event, occurrence, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect;

(f) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(b),” “(c)” and “(e)” of this Annex I have been duly satisfied;

(g) There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger;

(h) Parent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the most recent three fiscal years ended at least 90 days prior to the Offer Acceptance Time and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Company for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Offer Acceptance Time (but excluding the fourth quarter of any fiscal year) (collectively, the “Financing Information”); provided that Parent hereby acknowledges receipt of the financial statements in the foregoing clause (i) for the fiscal years ended in 2014, 2015 and 2016, and in

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the foregoing clause (ii) for the fiscal quarters ended on September 30, 2017, June 30, 2017 and March 31, 2017; and provided, further that the Company’s public filing with the SEC of any audited financial statements required pursuant to the foregoing clause (i) in an Annual Report on Form 10-K or unaudited financial statements required pursuant to the foregoing clause (ii) in a Quarterly Report on Form 10-Q, in each case, will be deemed to satisfy such requirements under clauses (i) and (ii), as applicable, of this paragraph; and

(i) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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